Exhibit 10.24(a)

Schedule of Employment Continuation Agreements of Named Executive Officers dated September 30, 2018.

Name	Termination Benefit
Laurence M. Downes, President and Chief Executive Officer	Three times the sum, of (x) his then annual base salary and (y) the average of his annual bonuses paid or payable with respect to the last three calendar years ended prior to the Change of Control.
Stephen D. Westhoven, President and Chief Operating Officer

Two times the sum, of (x) his then annual base salary and (y) the average of his annual bonuses paid or payable with respect to the last three calendar years ended prior to the Change of Control (“2x”).

Patrick J. Migliaccio, Senior Vice President and Chief Financial Officer	2x
Amanda Mullan, Senior Vice President and Chief Human Resources Officer	2x
Nancy A. Washington, Senior Vice President and General Counsel	2x